Elicio Therapeutics Receives $2.6 Million Grant from the Gastro-Intestinal (GI) Research Foundation to Fund Research for Two Therapeutic Cancer Vaccines

•Funds will advance research into ELI-007, a mutant BRAF-peptide vaccine, and ELI-008, a p53 hotspot mutation-peptide vaccine, with the aim of developing multivalent cancer vaccines targeting several mutations
•This $2.6 million grant is an addition to the $2.8 million that GIRF awarded Elicio in September 2022

BOSTON, September 7, 2023 – Elicio Therapeutics, Inc. (NASDAQ: ELTX, “Elicio Therapeutics” or “Elicio”), a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer, today announced that it has been awarded a $2.6 million grant from the GI Research Foundation in Chicago to fund research for two therapeutic cancer vaccines, ELI-007 and ELI-008. This $2.6 million grant is an addition to the $2.8 million that it awarded Elicio in September 2022. Funds will advance research into ELI-007, a mutant BRAF-peptide vaccine, and ELI-008, a p53 hotspot mutation-peptide vaccine, with the aim of developing multivalent cancer vaccines targeting several mutations. Both vaccines have been designed with Elicio’s proprietary lymph node-targeting Amphiphile (AMP) platform that “educates” T cells on how to target particular antigens, such as mutated proteins in cancer.

Elicio has achieved several critical milestones in the development of both vaccines: (1) AMP-vaccine design and validation of manufacturing feasibility, (2) validation of robust in vivo immunogenicity and (3) execution of CMC, regulatory and clinical strategic planning for IND planning. This additional funding will help support the completion of all manufacturing, regulatory and clinical preparation needed to continue to move ELI-007 and ELI-008 forward. The grant will enable Elicio to pursue initial patient clinical assessment.

“We’re pleased to have this additional funding from the GI Research Foundation for these two cancer vaccine programs that we believe can fill a significant unmet need for patients living with a variety of solid tumors. BRAF V600E mutations are present in 40% of melanoma, 10% of colon cancer and 2% of lung cancer while mutations in p53 are found in approximately 30% of patients with solid tumors,” said Peter DeMuth, Ph.D., Chief Scientific Officer at Elicio. “Prior studies of immune responses in patients with tumors known to express these mutant antigens have shown spontaneous generation of antigen-specific T cells capable of anti-tumor effector function. AMP-peptide vaccines targeting these antigens have the potential to expand and mature tumor-specific T cells through enhanced delivery and immune stimulation in draining lymph nodes to generate tumor-specific immunity capable of eliminating tumor tissue.”

Christopher Haqq, M.D., Ph.D., Executive Vice President, Head of Research and Development and Chief Medical Officer at Elicio, added, “This is another important milestone for the company during this exciting year where we’ve gone public and announced initial positive Phase 1 data for our lead cancer vaccine candidate, ELI-002, in mKRAS-driven tumors. The AMP platform is an ideal vehicle for cancer vaccine development because it allows us to leverage the lymph node’s role as the ‘schoolhouse’ of the immune system to educate T cells on how to identify and eliminate these aggressive cancers. We’re honored to work with the GI Research Foundation on our joint mission to provide an additional potential tool for the treatment arsenal of cancers with BRAF and p53 mutations.”

David T. Rubin, M.D., Chief of the Section of Gastroenterology, Hepatology and Nutrition at the University of Chicago and the GI Research Foundation’s Senior Scientific Advisor, added, “The GI Research Foundation is dedicated to raising awareness and supporting innovative research in digestive diseases, which includes the Foundation’s special initiative focused on cancer. We’re proud to support Elicio as they move their unique approaches into the clinic, and we look forward to this ongoing line of research.”

About the Amphiphile Platform
Our proprietary Amphiphile, or AMP, platform delivers investigational immunotherapeutics directly to the “brain center” of the immune system – the lymph nodes. We believe this site-specific delivery of disease-specific antigens, adjuvants and other immunomodulators may efficiently educate, activate and amplify critical immune cells, potentially resulting in induction and persistence of potent adaptive immunity required to treat many diseases. In preclinical models, we have observed lymph node-specific engagement driving therapeutic immune responses of increased magnitude, function and durability. We believe our AMP lymph node-targeted approach will produce superior clinical benefits compared to immunotherapies that do not engage the lymph nodes based upon preclinical studies.

Our AMP platform, originally developed at the Massachusetts Institute of Technology, or MIT, has broad potential in the cancer space to advance a number of development initiatives through internal activities, in-licensing arrangements or development collaborations and partnerships.

The Amphiphile platform has been shown to deliver immunotherapeutics directly to the lymph nodes by latching on to the protein albumin, found in the bloodstream, as it travels to lymphatic tissue. In preclinical models, we have observed lymph node-specific engagement driving immune responses of increased magnitude, function and durability.

About Elicio Therapeutics
Elicio Therapeutics is a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer. By combining expertise in immunology and immunotherapy, Elicio is engineering investigational Amphiphile (AMP) immunotherapies intended to precisely target and fully engage the lymph nodes, the site in our bodies where the immune response is orchestrated. Elicio is engineering lymph node-targeted AMPlifiers, immunomodulators, adjuvants and vaccines for an array of aggressive cancers.

About the GI Research Foundation
In 1961, the GI Research Foundation was founded by grateful patients and friends of the late Dr. Joseph B. Kirsner, a pioneer in gastroenterology, who devoted his life to medicine, teaching, and patient care. Since then, in partnership with University of Chicago Medicine Digestive Diseases Center and with gifts from generous donors, the Foundation has given millions to support research to improve treatments for digestive diseases and discover prevention pathways and cures.

Cautionary Note on Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding Elicio’s planned clinical programs, including planned clinical trials, the potential of Elicio’s product candidates, Elicio’s expectations that the funds received from the GI Research Foundation will advance the development of its product candidates; and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Elicio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, Elicio’s ability to reach additional milestones and progress the development of ELI-007 and ELI-008; the potential of AMP-peptide vaccines; Elicio’s plans to develop and commercialize its product candidates, including ELI-002; the timing of initiation of Elicio’s planned clinical trials; the timing of any planned investigational new drug application or new drug application; Elicio’s plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of Elicio’s product candidates; Elicio’s commercialization, marketing and manufacturing capabilities and strategy; Elicio’s ability to identify additional products or product candidates with significant commercial potential; and Elicio’s ability to use the funds received from the GI Research Foundation to successfully advance the development of its product candidates.

New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks are more fully discussed in the current report on Form 8-K that was filed with the SEC on June 2, 2023 and Elicio’s periodic reports and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Elicio as of the date of this release. Elicio does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this release, except to the extent required by law.

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